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                        INDEPENDENT AUDITOR'S CONSENT



The Board of Trustees of
   the Orbitex Group of Funds:

We consent to use of our report dated June 6, 2000 on the financial statements of the CLS AdvisorOne Funds - The Amerigo Fund and The Clermont Fund - for the year ended April 30, 2000 as incorporated by reference herein and to the reference to our firm under the heading "Financial Highlights" in the Prospectus.

KPMG LLP
Columbus, Ohio
August 1, 2000